FOR IMMEDIATE RELEASE:

Contact:
Stacy Flagg
Exabyte Corporation
(303) 417-7825
stacyf@exabyte.com

EXABYTE ANNOUNCES THE SALE OF $3 MILLION OF CONVERTIBLE PREFERRED STOCK TO THE STATE OF WISCONSIN INVESTMENT BOARD

BOULDER, Colo., April 17, 2001 - Exabyte Corporation (Nasdaq: EXBT), a performance leader in network backup systems, announced today that the Company has issued $3 million of 9% Cumulative Convertible Preferred Stock to the State of Wisconsin Investment Board in a negotiated private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The Preferred Stock is convertible by the investor into 1,250,000 shares of Common Stock at $2.40 per share. Dividends are payable annually in cash or in Common Stock, if the Company is otherwise restricted from paying cash dividends in Common Stock. The Preferred Stock does not provide either for warrant coverage or for any downward adjustment in the conversion price of the Preferred Stock based upon the market price of the underlying Common Stock. For more detailed provisions related to this sale, a Form 8-K will be filed subsequently with the Securities and Exchange Commission.

"I am extremely pleased with this financing with respect to both the terms of the instrument and the quality of the investor. The State of Wisconsin Investment Board has been a significant shareholder of Exabyte since the Company's initial public offering in 1989," said Bill Marriner, Exabyte's Chairman, President and Chief Executive Officer.

About Exabyte Corporation

Exabyte Corporation is a leading supplier of tape storage devices and network storage solutions for the data intensive application and database server markets. Exabyte engineers, manufactures and markets 8mm and MammothTapeTM technology tape drives, premier storage media and libraries for MammothTape, DLTtapeTM and LTOTM (Ultrium) tape technologies. NetStorMTM, Exabyte's network storage initiative, is designed to optimize the performance capabilities of Exabyte's drives, autoloaders and libraries with other vendors' SAN offerings. The Company's products are available exclusively through an extensive network of OEM, distributor and reseller business partners worldwide, all backed by the Company's award-winning service and support.

For additional information about Exabyte and for sales, call 1-800-EXABYTE. For support and customer service, call 1-800-445-7736. Please call (+65)-271-6331 for Asia/Pacific and (+31)-30-2548800 for European inquiries. To have investor information faxed, call 201-946-0091, or download information from the investor relations' room on the Company's Web site. For investor-related questions, please call 1-866-EXABYTE, or e-mail investor@exabyte.com. Visit Exabyte on the World Wide Web at www.exabyte.com and www.m2wins.com.

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The foregoing contains forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the company's 1999 Form10-K. Please refer to the company's Form 10-K and Forms 10-Q for a description of such risks.

EDITOR'S NOTES Exabyte is a registered trademark, and M2, MammothTape, SmartClean and NetStorM are trademarks of Exabyte Corp. LTO and Ultrium are US trademarks of HP, IBM and Seagate. DLTtape is a trademark of Quantum Corp. All other trademarks are the property of their respective owners.